Exhibit 4.5

FAIRFAX FINANCIAL HOLDINGS LIMITED

AND

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

AND

THE BANK OF NEW YORK MELLON

AND

COMPUTERSHARE ADVANTAGE TRUST OF CANADA

Fifth Supplemental Indenture

Dated as of March 14, 2025

Reconciliation and tie between United States Trust Indenture Act of 1939, as amended and the Indenture, dated as of December 1, 1993, as amended and supplemented by the First Supplemental Indenture dated as of May 9, 2011, the Third Supplemental Indenture dated as of February 26, 2021, the Fourth Supplemental Indenture dated as of July 19, 2024 and this Fifth Supplemental Indenture dated as of March 14, 2025

Trust Indenture
Act Section	Indenture Section

§310(a)	610
(b)	609
§311	616
§312	702
§313	703
§314(a)	704
(c)(1) and (2)	102
(e)	102
§315(a)	604
(b)	603
(c) and (d)	604
(e)	514
§316(a)(last sentence)	101 (Definition of “Outstanding”)
(a)(1)(A)	512
(a)(1)(B)	513
(b)	508
(c)	104
§317(a)	504
(b)	1003
§318	113

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of March 14, 2025 (this “Supplemental Indenture”), is among FAIRFAX FINANCIAL HOLDINGS LIMITED, a corporation duly organized and existing under the laws of Canada (“Fairfax”), ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD, an exempted company limited by shares incorporated under the laws of Bermuda (“AWAC”), THE BANK OF NEW YORK MELLON, as the successor U.S. trustee (the “U.S. Trustee”), and COMPUTERSHARE ADVANTAGE TRUST OF CANADA (formerly BNY TRUST COMPANY OF CANADA), as the successor Canadian trustee (the “Canadian Trustee”, and together with the U.S. Trustee, the “Trustees”).

WITNESSETH:

WHEREAS, Fairfax has heretofore executed and delivered to the Trustees an indenture dated as of December 1, 1993 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 9, 2011 (the “First Supplemental Indenture”), and the Third Supplemental Indenture dated as of February 26, 2021 (the “Third Supplemental Indenture”), providing for the issuance from time to time of one or more series of Securities (as defined in the Base Indenture);

WHEREAS, on July 19, 2024, Fairfax entered into the fourth supplemental indenture to the Indenture by and among Fairfax, AWAC and the Trustees (the “Fourth Supplemental Indenture” and together with the First Supplemental Indenture, the Third Supplemental Indenture and the Base Indenture, the “Indenture”) to add AWAC as a co-obligor to the series of Securities under the Indenture called the “6.100% Notes due 2055” (the “Notes”);

WHEREAS, the Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”), to the extent applicable under Rule 4d-9 thereunder;

WHEREAS, subsection 901(9) of the Indenture provides that, without the consent of any Holders, Fairfax, when authorized by or pursuant to a Board Resolution, and the Trustees, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, to make any other provisions with respect to matters or questions arising under the Indenture, provided that any such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, Fairfax and AWAC desire to amend the Indenture, solely with respect to the Notes, to comply with the requirements of the Trust Indenture Act, without regard to the exemptions provided by Rule 4d-9 thereunder;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of the Indenture; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, Fairfax, AWAC and the Trustees mutually covenant and agree for the equal and proportionate benefit of the Holders of the Notes as follows:

Article 1
AMENDMENTS TO INDENTURE

1.1	Amendment to Section 101 of the Base Indenture.

(a)	Section 101 of the Base Indenture, solely with respect to the Notes, is hereby amended to add the following definitions:

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the U.S. Securities Exchange Act of 1934, as amended, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Fifth Supplemental Indenture” means the Fifth Supplemental Indenture to this Indenture, dated as of March 14, 2025, by and among Fairfax, Allied World Assurance Company Holdings, Ltd. and the Trustees.

(b)	Section 101 of the Base Indenture, solely with respect to the Notes, is hereby amended to amend the following definition (additions marked in bold italics; deletions in ~~strikethrough italics~~):

“Trust Indenture Legislation” means, at any time, statutory provisions relating to trust indentures and the rights, duties, and obligations of trustees under the trust indentures and of corporations issuing debt obligations under trust indentures to the extent that such provisions are at such time in force and applicable to this Indenture, and at the date of this Indenture means (i) the applicable provisions of the Canada Business Corporations Act and the regulations thereunder as amended or re-enacted from time to time and (ii) the Trust Indenture Act and regulations thereunder~~, but only to the extent applicable under Rule 4d-9 under the Trust Indenture Act~~.

1.2	Amendment to Section 504 of the Base Indenture.

Section 504 of the Base Indenture, solely with respect to the Notes, is hereby amended and restated as follows (additions marked in bold italics; deletions in ~~strikethrough italics~~):

SECTION 504. Trustees May File Proofs of Claim.

In case of a default under Section 501(1) or (2) or the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Corporations or any other obligor upon the Securities or the property of the Corporations or of such other obligor or their creditors, the Trustees (irrespective of whether the principal of the Securities shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustees shall have made any demand on the Corporations for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered in their own names and as trustees of an express trust against the Corporations, by intervention in such proceeding or otherwise,

(i) to file and prove a claim for the whole amount of principal (and premium, if any), or such portion of the principal amount of any series of Original Issue Discount Securities as may be specified in the terms of such series, and interest owing and unpaid in respect of the Securities and to file such other papers or documents and take such other actions, including participating as a member, voting or otherwise, of any official committee of creditors appointed in such matter, as may be necessary or advisable in order to have the claims of the Trustees (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustees, their agents and counsel) and of the Holders allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustees and, in the event that the Trustees shall consent to the making of such payments directly to the Holders, to pay to the Trustees any amount due them for the reasonable compensation, expenses, disbursements and advances of the Trustees, their agents and counsel, and any other amounts due the Trustees under Section 608.

Nothing herein contained shall be deemed to authorize the Trustees to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustees to vote in respect of the claim of any Holder in any such proceeding except as aforesaid, to vote for the election of a trustee in bankruptcy or similar person or to participate as a member, voting or otherwise on any committee of creditors.

1.3	Addition of Section 514 to Article Five of the Base Indenture.

Article Five of the Base Indenture, solely with respect to the Notes, is hereby amended to add the following Section 514:

SECTION 514. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustees for any action taken, suffered or omitted by them as Trustees, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess costs against any such party litigant, in the manner and to the extent provided in the Trust Indenture Legislation; provided that neither this Section nor the Trust Indenture Legislation shall be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Corporations, and provided further that this Section does not apply to a suit instituted by the Trustees, a suit instituted by a Holder pursuant to Section 6.8 or a suit by instituted Holders of more than 10% in aggregate principal amount of the Securities of a series on or after the Stated Maturity for such Securities.

1.4	Amendment to Section 603 of the Base Indenture.

Section 603 of the Base Indenture, solely with respect to the Notes, is hereby amended and restated as follows (additions marked in bold italics; deletions in ~~strikethrough italics~~):

SECTION 603. Notice of Defaults.

Each Trustee shall promptly give the other Trustee notice of any Default or Event of Default known to it. The Trustees, or either of them, shall, within ~~a reasonable time but not exceeding 30 days after they become aware~~ 90 days of obtaining actual notice of the occurrence of any default hereunder, transmit by mail to all Holders, as their names and addresses appear in the Security Register, notice of such default; ~~unless such default shall have been cured or waived~~; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Security of such series or in the payment of any sinking fund installment with respect to Securities of such series, the Trustees shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustees in good faith determine that the withholding of such notice is in the interest of the Holders of Securities of such series; and provided further that in the case of any default or breach of the character specified in Section 501(4) with respect to Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Securities of such series.

1.5	Amendment to Section 609 of the Base Indenture.

Section 609 of the Base Indenture, solely with respect to the Notes, is hereby amended and restated as follows (additions marked in bold italics; deletions in ~~strikethrough italics~~):

SECTION 609. Conflicting Interests.

(a) Each Trustee represents and warrants to the Corporations that at the date of execution and delivery by it of this Indenture (as amended by the Fifth Supplemental Indenture), there is no material conflict of interest between its role as Trustee hereunder and its role in any other capacity. Each Trustee shall, within 90 days after ascertaining that such a material conflict of interest (including, solely with respect to the U.S. Trustee, any “conflicting interest” within the meaning of TIA § 310(b)) exists, either eliminate such conflict of interest or resign in the manner and with the effect specified in Section 611.

(b) If at any time a Trustee fails to comply with the provisions of Section 609(a), such Trustee shall within 10 days after the expiration of the 90-day period referred to therein, transmit notice of such failure to the Holders ~~in the manner provided for notices to the Holders in Section 106~~ as required by TIA § 313(c).

(c) If, notwithstanding the provisions of Section 609(a), a Trustee has such a material conflict of interest, the validity and enforceability of this Indenture and of the Securities issued hereunder shall not be affected in any manner whatsoever by reason only of such material conflict of interest.

1.6	Amendment to Section 610 of the Base Indenture.

Section 610 of the Base Indenture, solely with respect to the Notes, is hereby amended and restated as follows (additions marked in bold italics; deletions in ~~strikethrough italics~~):

SECTION 610. Corporate Trustee Required; Eligibility.

(a) There shall at all times be a U.S. Trustee hereunder ~~which shall be a corporation with a combined capital and surplus of at least U.S.$5,000,000 and shall be eligible to act as such under Trust Indenture Legislation~~ who satisfies the requirements of TIA § 310(a). The U.S. Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The U.S. Trustee shall comply with TIA § 310(b). If at any time the U.S. Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

(b) For so long as required by Trust Indenture Legislation, there shall be a Canadian Trustee under this Indenture. The Canadian Trustee shall at all times be a corporation organized under the laws of Canada or any province thereof and authorized under such laws and the laws of the Province of Ontario to carry on trust business therein. If at any time the Canadian Trustee shall cease to be eligible in accordance with this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

1.7	Addition of Section 616 to Article Six of the Base Indenture.

Article Six of the Base Indenture, solely with respect to the Notes, is hereby amended to add the following Section 616:

SECTION 616. Certain Trustee Restrictions.

(a) Neither Trustee nor any Affiliate or related person, as defined in the Business Corporations Act (Ontario), to a Trustee shall be appointed a receiver or receiver and manager or liquidator of all or any part of the assets or undertaking of the Corporations.

(b) The U.S. Trustee shall comply with the requirements of TIA § 311 regarding preferential collection of claims against the Corporations.

1.8	Addition of Section 702 to Article Seven of the Base Indenture.

Article Seven of the Base Indenture, solely with respect to the Notes, is hereby amended to add the following Section 702:

SECTION 702. Preservation of Information; Communications to Holders.

The Trustees shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Security Registrar(s). The Corporations shall comply with any obligations under TIA § 312(a) in connection with furnishing any such information to the Security Registrar.

The Trustees shall provide to any Holder such information with respect to other Holders as is required under any applicable Trust Indenture Legislation.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Securities, and the corresponding rights and privileges of the Trustees, shall be as provided by applicable Trust Indenture Legislation, including without limitation in the case of the U.S. Trustee, TIA § 312(b), and with the full protections of TIA § 312(c).

Every Holder of Securities, by receiving and holding the same, agrees with the Corporations and the Trustees that neither the Corporations nor the Trustees nor any agent of any of them shall be held accountable by reason of the disclosure of such list of the names and addresses of the Holders, regardless of the source from which such information was derived, and that the Corporations and the Trustees shall not be held accountable by reason of mailing any material pursuant to a request made under the Trust Indenture Act or pursuant to or in compliance with any Trust Indenture Legislation.

1.9	Addition of Section 703 to Article Seven of the Base Indenture.

Article Seven of the Base Indenture, solely with respect to the Notes, is hereby amended to add the following Section 703

SECTION 703. Reports by Trustees.

The Canadian Trustee shall transmit to Holders such reports concerning the Canadian Trustee and its actions under this Indenture as may be required pursuant to the Trust Indenture Legislation at the times and in the manner provided pursuant thereto. The U.S. Trustee shall transmit all such reports required pursuant to TIA § 313(a) and (b) to all Persons required to receive such reports pursuant to TIA § 313(c).

A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustees with each stock exchange upon which any Securities are listed, with the Commission and with the Corporations. The Corporations will notify the Trustees when any Securities are listed on any stock exchange.

1.10	Addition of Section 704 to Article Seven of the Base Indenture.

Article Seven of the Base Indenture, solely with respect to the Notes, is hereby amended to add the following Section 704:

Section 704. Reports by Corporations.

The Corporations shall file with the Trustees and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Legislation (including as required pursuant to TIA § 314(a)) at the times and in the manner provided pursuant thereto; provided that any such information, documents or reports required to be filed with the Commission shall be filed with the Trustees within 15 days after the same is so required to be filed with the Commission. Delivery of such reports, information and documents to the Trustees shall be for informational purposes only and the Trustees’ receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Corporations’ compliance with any of its covenants hereunder (as to which the Trustees are entitled to rely exclusively on Officer’s Certificates). The Trustees shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the Commission or any other governmental authority or website under this Indenture, or participate in any conference calls.

1.11	Addition of Section 113 to Article One of the Base Indenture.

Article One of the Base Indenture, solely with respect to the Notes, is hereby amended to add the following Section 113:

Section 113. Trust Indenture Laws Control.

Each of the Corporations and each of the Trustees agrees to comply with all provisions of the Trust Indenture Laws applicable to or binding upon it in connection with this Indenture and any action to be taken hereunder. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with any mandatory requirements of Trust Indenture Laws, such mandatory requirements shall prevail.

Article 2
MISCELLANEOUS

2.1	Effectiveness.

This Supplemental Indenture shall become effective as of the date hereof, and the Indenture, solely with respect to the Notes, shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture with respect to the Notes for all purposes, and every Holder of any Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

2.2	Definitions.

Except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

2.3	Indenture Remains in Full Force and Effect.

Except as expressly amended and supplemented by this Supplemental Indenture with respect to the Notes, all provisions in the Indenture shall remain in full force and effect.

2.4	Indenture and Supplemental Indenture Construed Together.

This Supplemental Indenture is an indenture supplemental to the Indenture, solely with respect to the Notes, and the Indenture with respect to the Notes and this Supplemental Indenture shall henceforth be read and construed together.

2.5	Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act, that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

2.6	Severability.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.7	Headings.

The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

2.8	Benefits of Supplemental Indenture, etc.

Nothing in this Supplemental Indenture or in any Security, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

2.9	Successors.

All agreements of Fairfax, AWAC and the Trustees in this Supplemental Indenture shall bind their successors and permitted assigns.

2.10	Trustees Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of Fairfax and AWAC and the Trustees assume no responsibility for their correctness. The Trustees shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture.

2.11	Rights of the Trustees.

In entering into this Supplemental Indenture, the Trustees shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustees, whether or not elsewhere herein so provided.

2.12	Governing Law; Waiver of Jury Trial.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE. This Supplemental Indenture is subject to the provisions of Trust Indenture Legislation and shall, to the extent applicable, be governed by such provisions.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

2.13	Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart signature page by e-mail (PDF) or other electronic signature means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date and year first above written.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Amy Sherk
Name:	Amy Sherk
Title:	Vice President and Chief Financial Officer

By:	/s/ Derek Bulas
Name:	Derek Bulas
Title:	Vice President, Chief Legal Officer & Corporate Secretary

[Signature Page to Trust Indenture Act Supplemental Indenture]

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By:	/s/Michael Cann
Name:	Michael Cann
Title:	Vice President, Bermuda Controller

THE BANK OF NEW YORK MELLON,
as the U.S. Trustee

By:	/s/ Nathaniel Henkle
Name:	Nathaniel Henkle
Title:	Agent

COMPUTERSHARE ADVANTAGE TRUST OF CANADA,
as the Canadian Trustee

By:	/s/ Farhan Mir
Name:	/s/ Farhan Mir
Title:	Authorized Signatory

By:	/s/ Aby Varughese
Name:	/s/ Aby Varughese
Title:	Authorized Signatory